UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 1, 2019

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	717 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.01 Completion of Acquisition or Disposition of Assets.
        On May 1, 2019, Orrstown Financial Services, Inc. (“Orrstown”) completed the previously announced acquisition of Hamilton Bancorp, Inc. (“Hamilton”), pursuant to an Agreement and Plan of Merger dated October 23, 2018 (the “Merger Agreement”), by and between Orrstown and Hamilton. Pursuant to the terms of the Merger Agreement, Hamilton has merged with and into Orrstown (the “Merger”) with Orrstown as the surviving corporation. As a result of the Merger, each outstanding share of Hamilton common stock, $0.01 par value per share, will be converted into the right to receive (1) 0.54 shares of common stock, no par value per share, of Orrstown and (2) $4.10 in cash, without interest. Immediately following the Merger, Hamilton Bank merged with and into Orrstown Bank with Orrstown Bank as the surviving bank.
The foregoing description of the Merger and Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to Orrstown’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 24, 2018, and is incorporated herein by reference.
        A copy of the press release, dated May 1, 2019, announcing the completion of the Merger is attached hereto as Exhibit 99.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
        In connection with the closing of Orrstown’s acquisition of Hamilton, Mr. Robert A. DeAlmeida was appointed to the Boards of Directors of Orrstown and Orrstown Bank. Mr. DeAlmeida will be entitled to receive the same compensation paid to the non-employee directors of Orrstown, which currently consists of an annual retainer and annual equity grants made under Orrstown’s equity incentive plan. Mr. DeAlmeida will also have the option to participate in Orrstown’s non-qualified deferred compensation plan on the same terms offered to all other non-employee directors of Orrstown.
Mr. DeAlmeida had served as the President and Chief Executive Officer of Hamilton Bank since 2005. Prior to being appointed CEO, Mr. DeAlmeida served as the Chief Financial Officer of Hamilton Bank, a position he accepted in 1990. Mr. DeAlmeida serves on prominent industry boards and in a variety of special advisory roles. He currently also serves as chairman of The Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council (CDIAC), and also represents the district by serving on the National Community Depository Institution Advisory Council in Washington D.C. Mr. DeAlmeida serves on the Board of Directors of the Maryland Chamber of Commerce and is the chair of the University of Baltimore, Merrick School of Business Dean’s Advisory Council – this council provides business perspective for the strategic direction of the School. Mr. DeAlmeida is also chairman of the board of directors of Healthy Neighborhoods, a supporting organization of the Baltimore Community Foundation which finances housing and home improvements for home buyers and homeowners in Baltimore City. Mr. DeAlmeida also serves on the Neighborhood Housing Services (NHS) of Baltimore loan committee; the audit and finance committee of the Girl Scouts of Central Maryland; and on the investment committee of the Maryland Historical Society. Mr. DeAlmeida is one of 52 individuals chosen for Leadership Maryland’s 26th class – the Class of 2018. He is a past director of NHS of Baltimore; a past chair of HARBEL Housing Services; and a past chair of the board of directors of the Maryland Bankers Association. Mr. DeAlmeida earned his bachelor’s degree in accounting from Loyola College of Maryland and his master’s degree in economics from the University of Baltimore.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99	Press Release dated May 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: May 1, 2019	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)